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                                                                    Exhibit 99.2

[M. A. HANNA COMPANY LOGO]                                          NEWS RELEASE
  M.A. Hanna Company
  200 Public Square
  Suite 36-5000
  Cleveland, Ohio 44114-2304
  phone 216.589.4000
  fax 216.589.4200



  FOR IMMEDIATE RELEASE


Investor and media contact:      Christopher Farage              (216) 589-4085

M.A. HANNA COMPLETES SALE OF SHAPES BUSINESS TO GE PLASTICS

CLEVELAND, July 31, 2000 - M.A. Hanna Company (NYSE: MAH: CHICAGO) today announced the closing of the sale of a major component of its Cadillac Plastic shapes distribution and fabrication business to GE Plastics.

The transaction, which was subject to government approvals, includes substantially all assets and leased facilities of the Cadillac Plastic shapes distribution operations in North America, Asia, the United Kingdom and the Netherlands. Sale price was not disclosed when the transaction was announced last May.

Cadillac Plastic fabricates and distributes plastic sheet, rod, tube and film - a non-core business for M.A. Hanna, which is seeking to focus its resources on its core businesses.

M.A. Hanna Company, headquartered in Cleveland, is a $2.3 billion international specialty polymers company focused on the plastics and rubber industries through its operations in North America, Europe and Asia. Its primary businesses are plastic compounding and color and additive systems, rubber compounding and additives, and distribution of plastic resins and engineered plastic shapes. On May 8, 2000, M.A. Hanna and The Geon Company (NYSE: GON) announced an agreement to consolidate, forming PolyOne(TM) Corporation, the world's largest polymer services company. Additional information about M.A. Hanna can be found at www.mahanna.com.

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